Exhibit 10.9
PHILIP MORRIS
INTERNATIONAL INC.

February 4, 2021

Mr. Louis C. Camilleri
470 Park Avenue, PHA
New York, NY, 10022

Retirement Agreement

Dear Mr. Camilleri,

This Agreement sets out terms that Philip Morris International Inc. (the Company) has agreed with you in connection with your retirement from the position of Chairman of the Company's Board of Directors.

1.Continued Use of Office, Car Service and Assistance of Personal Secretary

For so long as the Company maintains offices within the New York metropolitan area, you shall be entitled to an executive office therein, equipped with a Bloomberg terminal. For the remainder of your life, the Company shall supply you with the assistance of a personal secretary, who shall remain an employee of the Company or its affiliates, the use of a car service within the New York metropolitan area, Company letterhead referring to you as Former Chairman and Chief Executive Officer, and a company email address. The foregoing shall be provided at the Company's expense. The parties agree to cooperate throughout the duration of this Agreement to structure the delivery of such services in a mutually agreed manner to limit the expense to the Company to the extent reasonably possible and that at least every five (5) years from the date of this Agreement, you and the Company, via its Chief Executive Officer or designee, will discuss whether the delivery of such services should be modified or discontinued based on your needs. You agree that you shall be solely responsible for any and all local, state and federal income tax that may be imputed thereon.

2.Confidentiality

You acknowledge that during your relationship with the Company you were engaged in a position of trust and confidence and you were privy to Confidential Information. You agree that you will not disclose Confidential Information or cause it to be disclosed. You further agree that you shall remain bound to the terms and conditions set forth in any confidentiality agreement in place between you and the Company.

For the purposes of this Agreement, Confidential Information means any information in any form about the Company or its business obtained as a result of your affiliation with the Company and is (i) a trade secret; (ii) proprietary information that does not legally constitute a "trade secret," but is made Company's property by contract in the form of this Agreement; or (iii) information that is otherwise legally protectable. Examples include, but are not limited to:
•intellectual property
•business strategies
•non-public information about current and former employees government relations matters
•non-public information about current, former, or potential customers sales, marketing or advertising plans
•non-public business policies
•details of finances, products, services or pricing matters concerning business development
•details of organizational structures
•information concerning research and development
•details of any legal strategies, including but not limited to, information covered by the attorney client privilege or constituting attorney work product
•information relating to technology (including methods, systems, techniques, procedures, designs, specifications, formulae, inventions, know-how, hardware and software)
•data and databases
•testing or evaluation procedures security protocols
•information related to internal/external investigations
You understand that use or disclosure of Confidential Information would violate this Agreement and could violate applicable law and cause immediate and irreparable harm to the Company and its competitive position. You thus acknowledge and agree that the Company is entitled to preliminary and permanent injunctive relief in order to prevent or stop such violations, in addition to damages, costs and other relief that may be appropriate. Ifyou are required to respond to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority) to disclose any Confidential Information, you agree to notify the Company as soon as reasonably practicable to do so but not later than 10 (ten) calendar days.
These confidentiality obligations continue to be valid and enforceable, with respect to any particular Confidential Information, but, for only so long as such Confidential Information has been maintained as confidential by the Company.

3.Non-Disparagement

Both parties agree not to speak disparagingly of the other party, or about the products or services or, in connection with any statements as to the business of the Company or any of its current or former officers, directors or employees.
For the purpose of this section, "disparaging" means any statement or comment which is intended or reasonably likely to impact negatively the other party or the other party's reputation, products, services, or management. This section shall not be construed to prohibit either party from making truthful statements when required by a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority).

4.Non-Competition

You recognize and agree that you have access to information relating to the Company and its businesses, including business plans and strategies, which is highly confidential, and that your relationship with the Company involved a special position of trust.
You agree that you will not, without the prior written consent of the Company which shall not be unreasonably withheld, provide any services for so long as this Agreement remains in effect directly or indirectly, whether as an employee, consultant or otherwise, to any person, company, group of companies or other entity other than the Company and its Affiliates (i) engaged in the Tobacco Business, or (ii) which owns directly or indirectly, either individually or jointly with other parties and whether through ownership of voting securities or otherwise, more than 25 % of the equity ownership of any person, company, group of companies or other entity engaged in the Tobacco Business, or (iii) one of the main purposes of which is to take positions or actions in opposition to the Tobacco Business.
Your obligations in the preceding paragraph shall apply worldwide, including, without limitation, with respect to Japan Tobacco Inc., Imperial Brands p.1.c., British American Tobacco p.1.c., China National Tobacco Corporation, Altria Group, Inc., and Juul Labs, Inc.
You further agree during such period not to acquire a financial interest or shares in an enterprise engaged in the Tobacco Business or to enter into a partnership with such enterprise. The acquisition of 5% or less of shares in a publicly held corporation will not be deemed a violation of this non-compete obligation.
The "Tobacco Business" means the manufacturing, sale, marketing, research and development and/or distribution of cigarettes and other combustible tobacco products and non-combustible tobacco and nicotine-containing products such as e-cigarettes or e-vapors (battery powered devices which produce and aerosol by evaporating a flavored nicotine solution.)

5.Future Relationship and Cooperation

You agree that, consistent with applicable law and to the extent the Company so requests, you will cooperate reasonably and truthfully with the Company in connection with any matter, including any legal or business dispute, concerning which you were involved, or regarding which you had knowledge while affiliated with the Company, including but not limited to any inquiry, proceeding, hearing, or investigation by or before any administrative, executive, judicial or legislative body or agency, or within the Company. You agree to make yourself available if and when reasonably required by the Company, taking into account your schedule. The Company will reimburse you for all reasonable travel and other out-of-pocket expenses incurred by you in connection with your compliance with this obligation. Such amounts shall be payable within 60 days ofreceipt of the corresponding expense statement, provided, however, that you submit any such expense statement to the Company no later than 90 days prior to the end of the calendar year following the year you incur the expense.
You agree that, to the extent consistent with applicable law, subject to your cooperation obligations set forth in the preceding paragraph, you will not aid, assist, or participate in any legal action or proceeding that relates to any matter in which you were engaged or with which you became familiar during your affiliation with the Company filed by third parties against the Company or against any of its current or former officers, directors, or employees.
In the event that any claim is made, or threatened to be made, against you by a third party, including without limitation a government agency, relating to activities you performed in the course of your affiliation with the Company, the Company will indemnify you to the fullest extent permitted by applicable law in respect of any award of damages or compensation payment, and any costs reasonably incurred by you in defending such a claim, including reasonable attorneys' fees and expenses, provided that (i) you promptly notify the Company of any such claim or threatened claim, (ii) you take all reasonable steps to defend the claim including, in the absence of a bona fide conflict of interest, giving the Company the opportunity to direct and control such defense, and (iii), with respect to any award of damages or compensation payment, the amount to be indemnified is the subject of an enforceable Court decision or of a settlement or similar agreement approved by the Company, and provided further that you submit any expense statements, including for counsel fees, within 60 days of your receipt thereof. In the event that any award of damages, compensation payment or costs arise as a result of willful misconduct or knowing violation of criminal law on your part, this indemnity will not apply, and any amounts already paid by the Company pursuant to this clause will be repayable.

6.Reservation of Rights

Nothing in this Agreement shall be construed as preventing you, or the Company, from:

(a)    providing information to, or participating or cooperating in any inquiry conducted by, a governmental agency; or
(b)    responding to a legally compelled process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process, by an order or proceeding of a court, agency or authority).

7.Governing Laws and Jurisdiction

Any issues relating to or arising out of this Agreement shall be governed exclusively by the laws of New York without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts thereof.
However, each party is hereby expressly authorized and entitled to initiate judicial action seeking preliminary or permanent injunctive relief with respect to the obligations set forth under the confidentiality and non-compete provisions of this Agreement, before any other court of competent subject matter jurisdiction.

LOUIS C. CAMILLERI	PHILIP MORRIS INTERNATIONAL INC.
Name Printed: Louis C. Camilleri	Name Printed: C. BENDOTTI
Signature: /s/ LOUIS C. CAMILLERI	Signature: /s/ CHARLES BENDOTTI
Title: FORMER Chairman and Executive Officer	Title: SVP P&C

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